Exhibit 99.1

POWERSECURE REPORTS FIRST QUARTER 2015 RESULTS

— Record first quarter revenues on 51 percent year-over-year growth —

— Distributed generation gross margin increases to 38.6 percent —

— Data center, microgrid and hospital awards drive backlog to record $402 million —

— Gross margins expand in all segments —

Wake Forest, N.C. – May 6, 2015 – PowerSecure International, Inc. (NYSE: POWR) today reported its first quarter 2015 results.

•	Revenues increase 50.6 percent y-o-y to first quarter record of $79.5 million

•	GAAP EPS of $0.01

•	Record total backlog of $402 million, near term backlog of $224 million

•	Distributed generation gross margin increases to 38.6 percent

•	Energy efficiency gross margin expands to 37.0 percent

“Our focus on operational excellence has delivered a strong quarter, with healthy year-over-year revenue and margin growth in every segment. We are especially excited about the momentum we are gaining, with new data center, microgrid and hospital projects propelling our backlog to another record high,” said Sidney Hinton, chief executive officer of PowerSecure.

“With the revenue growth we saw in the first quarter, a record backlog and deep pipeline of opportunities, we believe we are in an outstanding position for 2015, and 2016, as we leverage our proven and differentiated expertise to deliver the sophisticated, high value solutions our customers need,” Hinton added.

First Quarter 2015:

Revenues

PowerSecure’s first quarter 2015 (1Q 2015) revenues of $79.5 million, an increase of $26.7 million, or 50.6 percent, over the first quarter of 2014 (1Q 2014), were driven by revenue increases in all segments, including an 80.9 percent year-over-year (y-o-y) increase in revenues from non-solar distributed generation (DG) products and services, a 60.0 percent y-o-y increase in revenues from energy efficiency (EE) products and services, a 7.7 percent y-o-y increase in revenues from utility infrastructure (UI) products and services, and a 1157.0 percent y-o-y increase in revenues from solar energy products and services, as shown below.

	Quarter Ended		Period-over-Period
	March 31,		Difference
	2015	2014	$	%
Segment Revenues:
Distributed Generation	$30,731	$16,990	$13,741	80.9%
Solar Energy	6,348	505	5,843	1,157.0%
Utility Infrastructure	28,883	26,828	2,055	7.7%
Energy Efficiency	13,562	8,474	5,088	60.0%
Intersegment Eliminations	(15)	—	(15)	n/m

Total	$79,509	$52,797	$26,712	50.6%

Gross Margin

GAAP gross margin as a percentage of revenue was 26.8 percent in 1Q 2015, compared to 20.9 percent in 1Q 2014. On a non-GAAP basis, gross margin in 1Q 2014 was 21.5 percent. The increase in y-o-y gross margin was due to higher revenues, increased operational efficiency and product mix.

	Quarter Ended
	March 31,
	2015	2014
Company GAAP Gross Margin %	26.8%	20.9%
Company non-GAAP Gross Margin %*	26.8%	21.5%

* -	Non-GAAP gross margin percentage excludes 1Q 2014 restructuring charges to cost of sales. See non-GAAP reconciliation below.

Operating Expenses

Operating expenses for 1Q 2015 were $20.9 million, compared to $17.7 million on a GAAP basis and $17.2 million on a non-GAAP basis in 1Q 2014, as shown in the table below. The increase in 1Q 2015 operating expenses consists of incremental operating cost related to the recent acquisitions of our mission critical and retail energy services capabilities, increased personnel and stock compensation expenses, higher professional fees and an increase in selling expenses due to investments in the data center sales team.

	Quarter Ended		Period-over-Period
	March 31,		Difference
	2015	2014	$	%
Consolidated Operating Expenses:
General and administrative	$15,634	$13,044	$2,590	19.9%
Selling, marketing and service	2,748	2,009	739	36.8%
Depreciation and amortization	2,477	2,178	299	13.7%

Subtotal - Operating Expenses - non-GAAP	20,859	17,231	3,628	21.1%
GAAP Adjustments:
Restructuring charges	—	427	(427)	n/m

Total - Operating Expenses - GAAP	$20,859	$17,658	$3,201	18.1%

Operating Margin

Operating margin as a percentage of revenue was 0.6 percentage points in 1Q 2015. This compares to negative 12.5 percentage points in 1Q 2014 on a GAAP basis and negative 11.1 percentage points in 1Q 2014 on a non-GAAP basis. The increase in our operating margin was driven by the increase in gross margin, and by a meaningful decrease in operating expenses as a percentage of revenues.

Earnings Per Share

Diluted earnings per share (EPS) were $0.01 in 1Q 2015, compared to a loss of ($0.19) in 1Q 2014. Excluding the charges discussed below, non-GAAP EPS were a loss of ($0.17) in 1Q 2014.

Non-GAAP Financial Measures

Our non-GAAP financial measures for 1Q 2014 exclude a $0.7 million charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations to position its product lines for enhanced future growth and profitability. The restructuring was implemented to realize the manufacturing and sourcing synergies contemplated by the company in its 2013 acquisition of Solais Lighting. The actions taken included eliminating certain duplicative facilities, resourcing from new lower cost suppliers, reducing the number of product offerings, and reducing personnel and overhead. $0.3 million of this 1Q 2014 charge related to inventory and was recorded in cost of sales, and $0.4 million related to severance, facilities and equipment expenses which was recorded as “restructuring charge” in operating expense.

Capital Resources and Working Capital

The company ended 1Q 2015 with $23.8 million in cash, zero drawn on its $20 million revolving credit facility, and term debt and capital leases of $21.4 million. The company’s capital expenditures during 1Q 2015 were $2.8 million in total, with $1.1 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining $1.7 million primarily invested in capital improvements, purchase of equipment for its utility infrastructure business and investments in information technology.

Backlog

The company’s revenue backlog stands at an all-time high of $402 million, as of the company’s last new business press release dated April 29, 2015. This includes a total of $85 million in new business from awards announced on March 17, 2015 and April 29, 2015. The company’s revenue backlog represents revenue expected to be recognized after March 31, 2015, for periods including the second quarter of 2015 onward.

The company’s $402 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after March 31, 2015

	Anticipated	Estimated Primary
Description	Revenue	Recognition Period

Project-based Revenue — Near term	$224 million	2Q15 through 4Q15
Project-based Revenue — Long term	$111 million	1Q16 through 4Q16
Recurring Revenue	$67 million	2Q15 through 2020

Revenue Backlog expected to be recognized after March 31, 2015	$402 million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertainties as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

PowerSecure Segment Results:

Commencing with 1Q 2015, the company has begun reporting the financial results of its solar energy business as a separate segment, so the company now has four operating segments. For current period reporting and prior period comparisons, the distributed generation segment does not include any financial results from the solar energy business.

Distributed Generation (non-solar)

Distributed generation revenues in 1Q 2015 of $30.7 million reflect an 80.9 percent increase compared to non-solar DG revenues in 1Q 2014. Total DG gross margin in 1Q 2015, was 38.6 percent, compared to 37.5 percent in 1Q 2014.

	Quarter Ended		Period-over-Period
	March 31,		Difference
	2015	2014	$ %
Revenue	$30,731	$16,990	$13,741	80.9%

	Quarter Ended
	March 31,
	2015	2014
Gross Margin %	38.6%	37.5%

The increase in DG revenues was driven primarily by increased data center revenue, including $8.7 million of mission critical revenues, hospital project revenues and recurring revenue from company-owned DG systems. The increase in DG gross margin was due to the higher margin profile of our DG project mix.

Utility Infrastructure

Utility infrastructure revenues in 1Q 2015 of $28.9 million reflect a 7.7 percent increase versus 1Q 2014. Utility infrastructure gross margin in 1Q 2015 increased to 13.3 percent from 9.9 percent in 1Q 2014.

	Quarter Ended		Period-over-Period
	March 31,		Difference
	2015	2014	$ %
Revenue	$28,883	$26,828	$2,055	7.7%

	Quarter Ended
	March 31,
	2015	2014
Gross Margin %	13.3%	9.9%

The y-o-y increase in UI revenues was primarily due to new transmission, grid hardening and distribution projects for new and existing customers. The increase in UI gross margin was due to improved operational efficiency and the higher margin profile of our UI project mix.

Energy Efficiency

Energy efficiency revenues in 1Q 2015 of $13.6 million reflect a 60.0 percent increase versus 1Q 2014. EE gross margin in 1Q 2015 increased to 37.0 percent from 24.2 percent in 1Q 2014. On a non-GAAP basis, excluding the restructuring charge, 1Q 2014 EE gross margin was 27.9 percent.

	Quarter Ended		Period-over-Period
	March 31,		Difference
	2015	2014	$ %
Revenue	$13,562	$8,474	$5,088	60.0%

	Quarter Ended
	March 31,
	2015	2014
GAAP Gross Margin %	37.0%	24.2%
Non-GAAP Gross Margin %*	37.0%	27.9%

*	Non-GAAP gross margin % excludes restructuring charges in 1Q 2014. See non-GAAP reconciliation below.

The y-o-y increase in revenues was primarily driven by both higher LED sales to retailers and increased revenue from energy efficiency services projects, including incremental revenue from the recently acquired retail energy services business. The increase in our EE gross margin was driven primarily by decreases in cost of goods sold as a result of transitioning to a more efficient sourcing and manufacturing process for our LED solutions.

Solar Energy

Solar energy revenues in 1Q 2015 of $6.3 million reflect a 1157.0 percent increase versus 1Q 2014. Solar energy gross margin in 1Q 2015 increased to 9.7 percent from negative 6.7 percent in 1Q 2014.

	Quarter Ended		Period-over-Period
	March 31,		Difference
	2015	2014	$ %
Revenue	$6,348	$505	$5,843	1,157.0%

	Quarter Ended
	March 31,
	2015	2014
GAAP Gross Margin %	9.7%	(6.7)%

The y-o-y increase in solar energy revenues was primarily due to revenue from the utility-scale solar projects previously announced in 2014. The increase in solar energy gross margin was due to the significant increase in y-o-y revenues in 1Q 2015 compared to 1Q 2014.

Conference Call Information

Company management will webcast a conference call at 8:30 a.m. ET on Wednesday, May 6, 2015. To access the live webcast, please log on to the investor section of the company’s website at http://www.powersecure.com. The call can also be accessed by dialing 888-680-0879 (or 617-213-4856 if dialing internationally) and providing pass code 76458944. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on May 20, 2015. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 79960513. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), solar energy, energy efficiency and utility infrastructure.

The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users and directly to retailers.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s growth and profitability and its future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the impact and prospects of acquisitions; strategic alliances and relationships and new business awards and projects; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going uncertainty and inconsistency in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the company’s ability to execute on its business orders, awards and projects efficiently and with operational excellence, such as its recent large solar awards, in order to generate customer satisfaction, company profitability and future new business; the impact of the company’s acquisitions; the company’s ability to reduce and control its costs and expenses and enhance its operating income; the company’s ability to maintain and grow its utility infrastructure revenues on a profitable basis, including maintaining and improving its pricing, utilization rates and productivity rates; the impact of the company’s restructuring actions on its LED lighting operations; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes including the securities class action; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Condensed Consolidated Statements of Operations (unaudited)

($000’s except per share data)

	Three Months Ended
	March 31,	March 31,
	2015	2014

Revenue	79,509	52,797
Cost of sales	58,180	41,756

Gross Profit (excluding depreciation and amortization)	21,329	11,041

Operating expenses
General and administrative	15,634	13,044
Selling, marketing, and service	2,748	2,009
Depreciation and amortization	2,477	2,178
Restructuring charges	0	427

Total operating expenses	20,859	17,658

Operating income (loss)	470	(6,617)

Other income (expense)
Interest income and other income	1	4
Interest expense	(269)	(300)

Income (loss) before income taxes	202	(6,913)
Income tax expense (benefit)	81	(2,654)

Net income (loss)	121	(4,259)

EARNINGS (LOSS) PER SHARE AMOUNTS (“E.P.S”)
Basic	0.01	(0.19)

Diluted	0.01	(0.19)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	22,385	21,979

Diluted	22,489	21,979

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	March 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	23,846	33,775
Trade receivables, net of allowance for doubtful accounts	90,287	81,381
Inventories	37,191	35,144
Income taxes receivable	317	382
Deferred tax asset, net	2,320	2,320
Prepaid expenses and other current assets	2,194	3,478

Total current assets	156,155	156,480

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	63,833	62,231
Furniture and fixtures	625	617
Land, building, and improvements	7,630	7,413

Total property, plant, and equipment at cost	72,088	70,261
Less accumulated depreciation and amortization	21,933	20,392

Property, plant, and equipment, net	50,155	49,869

OTHER ASSETS:
Goodwill	40,210	40,210
Restricted annuity contract	3,137	3,137
Intangible rights and capitalized software, net of accum amort	13,570	13,642
Other assets	1,943	1,879

Total other assets	58,860	58,868

TOTAL ASSETS	265,170	265,217

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	39,080	39,699
Accrued and other liabilities	41,850	41,113
Accrued restructuring liabilities	26	114
Current portion of long-term debt	3,731	3,731
Current portion of capital lease obligation	745	986

Total current liabilities	85,432	85,643

LONG-TERM LIABILITIES:
Revolving Line of Credit	0	0
Term loan, net of current portion	16,899	17,832
Capital lease obligation, net of current portion	0	0
Deferred tax liability, net	1,433	1,460
Other long-term liabilities	4,040	3,913

Total long-term liabilities	22,372	23,205

STOCKHOLDERS’ EQUITY:
Preferred stock - undesignated	0	0
Preferred stock - Series C	0	0
Common stock	224	224
Additional paid-in-capital	162,084	161,163
Accumulated other comprehensive earnings (loss)	(122)	(77)
Retained earnings (deficit)	(4,820)	(4,941)

Total stockholders’ equity	157,366	156,369

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	265,170	265,217

PowerSecure International, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

($000’s)

	Three Months Ended
	March 31,	March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	121	(4,259)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,477	2,178
Stock compensation expense	650	278
(Gain) Loss on disposal of miscellaneous assets	(22)	41
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	(8,906)	7,548
Inventories	(2,047)	(1,362)
Other current assets and liabilities	1,348	(2,731)
Other noncurrent assets and liabilities	(9)	84
Accounts payable	(619)	(7,497)
Accrued and other liabilities	737	(6,070)
Accrued restructuring liabilities	(88)	(475)

Net cash provided by (used in) operating activities	(6,358)	(12,265)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,012)	(1,334)
Additions to intangible rights and software development	(802)	(151)
Proceeds from sale of property, plant and equipment	146	212

Net cash provided by (used in) investing activities	(2,668)	(1,273)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Principal payments on long-term debt	(933)	(933)
Principal payments on capital lease obligations	(241)	(229)
Proceeds from stock option exercises	271	1,995

Net cash provided by (used in) financing activities	(903)	833

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,929)	(12,705)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	33,775	50,915

CASH AND CASH EQUIVALENTS AT END OF PERIOD	23,846	38,210

Non-GAAP Pro forma Financial Measure Discussion

Our references to our first quarter 2014 “non-GAAP pro forma” financial measures of cost of sales, gross margins, gross margins as a percentage of revenue, operating expenses, operating expenses as a percentage of revenue, operating income, operating income as a percentage of revenue, net income, and diluted E.P.S. discussed and shown in this report constitute non-GAAP financial measures.

For the first quarter of 2014, our non-GAAP financial measures refer to our GAAP results, excluding a $0.7 million charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations to position its product lines for enhanced future growth and profitability. The restructuring was implemented to realize the manufacturing and sourcing synergies contemplated by the company in its 2013 acquisition of Solais Lighting. The actions taken included eliminating certain duplicative facilities, resourcing from new lower cost suppliers, reducing the number of product offerings, and reducing personnel and overhead. $0.3 million of this charge relates to inventory and was recorded in cost of sales, and $0.4 million relates to severance, facilities and equipment expenses which was recorded as “restructuring charge” in operating expense.

We believe providing non-GAAP measures which show our pro forma results with these items adjusted is valuable and useful as it allows our management and our board of directors to measure, monitor and evaluate our operating performance in 2014, and in future periods, with the same consistent financial context as the business was managed in those periods. Additionally, because these items were non-recurring, our non-GAAP pro forma measures are more comparable to our prior period and future period results.

We believe these non-GAAP pro forma measures also provide meaningful information to investors in terms of enhancing their understanding of our first quarter 2015, as they allow investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. These non-GAAP pro forma measures also correspond with the way we expect investment analysts to evaluate and compare our results. Our non-GAAP pro forma measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, cost of sales, gross margin, gross margin as a percentage of revenue, operating expenses, operating expenses as a percentage of revenue, operating income, operating income as a percentage of revenue, net income, and diluted E.P.S.

The following table provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

($000’s except per share data, some rounding throughout)

	Three Months Ended March 31, 2014
	As Reported	Acquisition Expense	Pro forma

Revenue	52,797		52,797
Cost of sales	41,756	(312)	41,444

Gross Profit (excluding deprec/amort)	11,041	312	11,353

Gross profit % revenue	20.9%		21.5%

Operating expenses
General and administrative	13,044		13,044
Selling, marketing, and service	2,009		2,009
Depreciation and amortization	2,178		2,178
Restructuring charges	427	(427)	0

Total operating expenses	17,658	(427)	17,231
Total operating exp % rev	33.4%		32.6%

Operating income (loss)	(6,617)	739	(5,878)

Other income (expense)
Interest income and other income	4		4
Interest expense	(300)		(300)

Income (loss) before income taxes	(6,913)	739	(6,174)
Income tax expense (benefit)	(2,654)	284	(2,370)

Net income (loss)	(4,259)	455	(3,804)

References to our first quarter 2015 and first quarter 2014 adjusted EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, and charges, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that adjusted EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income.

We define and calculate adjusted EBITDA as net income minus 1) interest income and other income, plus 2) income tax expense (or minus an income tax benefit) and 3) interest expense and 4) depreciation and amortization and 5) stock compensation expense and 6) restructuring charges. We disclose adjusted EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to adjusted EBITDA are broadly used by analysts, rating agencies, investors, and financial institutions in assessing our performance. Accordingly, we believe that the presentation of adjusted EBITDA provides useful information to investors. The following table provides a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended
	March 31,	March 31,
	2015	2014

Adjusted EBITDA Calculation/Reconciliation
Net income (loss)	121	(4,259)

Items to Subtract from Net Income
Interest income and other income	(1)	(4)

Items to Add to Net Income
Restructuring Charges - Cost of Sales	0	312
Restructuring Charges - Op Expense	0	427
Income tax expense (benefit)	81	(2,654)
Interest expense	269	300
Depreciation and Amortization	2,477	2,178
Stock compensation expense	650	278

Adjusted EBITDA	3,597	(3,422)